UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2013 (February 11, 2013)

Pain Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7801 N. Capital of Texas Highway

Austin, Texas 78731

(Address of principal executive offices, including zip code)

512-501-2444

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Class II Director

On February 11, 2013, the Board of Directors (“Board”) of Pain Therapeutics, Inc. (the “Company”) appointed Saira Ramasastry to the Company’s Board as a Class II director, effective February 11, 2013, and amended Article II, Section 1 of the Amended and Restated Bylaws of the Company to increase the authorized number of directors constituting the Board to seven.

The Board also appointed Ms. Ramasastry to the Audit Committee of the Board. In connection with this appointment, the Board determined that Ms. Ramasastry met the qualification requirements for Audit Committee service under NASDAQ Stock Market LLC rules (the “Rules”), including determining that she is an independent director under Rule 5605(a)(2) of the Rules and under Rule 10A-3 under the Exchange Act of 1934, as amended.

Upon appointment, Ms. Ramasastry automatically received an option to purchase 25,000 shares of the Company’s Common Stock. The exercise price, vesting and other terms of this option grant were determined in accordance with the outside director automatic grant policies set forth in the Company’s 2008 Equity Incentive Plan.

Ms. Ramasastry is eligible to participate in compensation programs available to outside directors of the Company. The Company’s policies regarding director compensation are further described in the Company’s Definitive Proxy on Schedule 14A, filed with the Securities and Exchange Commission on April 4, 2012. Such description is hereby incorporated by reference into this Item 5.02. The Company and Ms. Ramasastry also entered into the Company’s standard form for director and officer Indemnification Agreement.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 5.02 above regarding the amendment to the Company’s bylaws in connection with the appointment of Ms. Ramasastry to the Board above is hereby incorporated by reference into this Item 5.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pain Therapeutics, Inc.

Dated: February 12, 2013	By:	/s/ Peter S. Roddy
Peter S. Roddy
Vice President and Chief Financial Officer